Exhibit 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (“Modification”) is dated effective as of July 31, 2015, by and between METRO BANCORP, INC., a Pennsylvania corporation (“Metro”), METRO BANK, a Pennsylvania bank and a wholly-owned subsidiary of Metro (“Bank”), and Percival B. Moser, III (“Executive”).
BACKGROUND:
A.    Executive, Metro and Bank (“Parties”) entered into an Employment Agreement (“Agreement”) dated June 1, 2012.
B.     The Parties wish to modify the Agreement.
TERMS OF MODIFICATION:
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained here, and intending to be legally bound, the Parties agree as follows:
1.Modification of Section 9.2. Section 9.2 of the Agreement is hereby modified to provide, in its entirety, as follows:
9.2    Compensation Following a Change in Control. If a “Change in Control” (as defined in Section 9.1) shall occur during the Term of this Agreement, then Executive shall be entitled to a “Change in Control Payment” which shall be equal to two (2) times the sum of Executive’s current annual base salary, as defined in Section 3.1 and cash bonuses paid to Executive during the twenty-four (24) months immediately preceding the Change in Control, the payment of which is subject to this Section 9.2. The Change in Control Payment shall be paid by Metro or its successor in two (2) equal installments, less applicable withholding taxes, with the first installment being paid on the first anniversary of the date of the Change in Control, and the remaining installment being paid on the second successive anniversary of the date of the Change in Control. Notwithstanding the foregoing, if Executive terminates employment voluntarily, other than for Good Reason (as defined in Section 8.1), or if Executive’s employment is terminated for Cause, in either case prior to the second anniversary of the date of the Change in Control, Executive shall not be entitled to receive, and Metro or its successor shall have no further obligation to pay, any remaining unpaid installment(s) of the Change in Control Payment (for purposes of clarity, the foregoing are the only circumstances pursuant to which the Change in Control Payment will not be fully paid to Executive on the respective

Exhibit 10.1

anniversary dates set forth above). For avoidance of doubt, Executive’s termination of his employment for Good Reason following a Change in Control shall not affect his entitlement to receive the full Change in Control Payment; provided that the termination is for one of the reasons listed in Section 8.1 and provided further that Executive has complied with the provisions of Section 8.2. It is provided, however, that payment under this Section 9.2 following a Change in Control precludes any payment to Executive under Section 7 or Section 8.

2.    Other Terms.
(a)Except as modified herein, the terms and conditions of the Agreement remain in full force and effect.
(b)    This Modification shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without regard to its principles of conflict of laws.
(c)    This Modification is appended to and incorporated in the Agreement.
(d)    This Modification may be executed in any number of counterparts, which together shall constitute one and the same agreement and which if delivered by facsimile or as a .pdf file shall be effective as an original.
(e)    References in this Modification to any document, instrument or agreement shall be deemed to include any and all modifications, replacements or restatements thereof.
IN WITNESS WHEREOF, the Parties have caused this Modification to be executed on the date first written above.
METRO BANCORP, INC.

By:    /s/ Gary L. Nalbandian
Gary L. Nalbandian, President and CEO

METRO BANK

By:    /s/ Gary L. Nalbandian
Gary L. Nalbandian, President and CEO

EXECUTIVE:

/s/ Percival B. Moser, III
Percival B. Moser, III

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